Exhibit (s)

EX-FILING FEES

Calculation of Filing Fee Tables

Form N-2

(Form Type)

CRESCENT PRIVATE CREDIT INCOME CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares of beneficial interest, $0.01 par value per share	Rule 457(o)			$1,000,000	0.0001102	$110.20

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts						$1,000,000		$110.20

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due								$110.20